EXHIBIT 24
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                         CONSENTS OF EXPERTS AND COUNSEL





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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form S-8 for American Absorbents Natural Products, Inc., of our report dated May 31, 2001, relating to the consolidated financial statements of American Absorbents Natural Products, Inc. and Subsidiary (a development stage company) for the year ended January 31, 2001, including the consolidated balance sheets as of January 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the period February 9, 1984 to January 31, 2001.



/s/SPROUSE & WINN, L.L.P
SPROUSE & WINN, L.L.P.

Austin,  Texas
July  12,  2001


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